For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE
            November 11, 2003

Photronics, Inc. Registration Statement Related to
2¼% Convertible Subordinated Notes Due 2008 Declared Effective

BROOKFIELD, Connecticut   November 11, 2003 -- Photronics, Inc. (Nasdaq:PLAB) announced today that its registration statement covering resales by the holders of its 2-1/4% Convertible Subordinated Notes due 2008 was declared effective by the Securities and Exchange Commission on November 10, 2003.  The registration statement also covers sales of the shares of its common stock issuable upon conversion of the notes.  The notes were originally issued on April 15, 2003 in a private placement to qualified institutional buyers.

You may obtain copies of the prospectus relating to the notes from:

Michael McCarthy
Vice-President -- Investor Relations
Photronics, Inc.
15 Secor Road
Brookfield, Connecticut 06804
Tel: (203) 775-9000

Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.

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This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

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